                                                                        Exhibit (a)(46)

IVY FUNDS

Abolition of Series of Shares
of Beneficial Interest, Without Par Value

The undersigned, being at least a majority of the Trustees of Ivy Funds, a Massachusetts business trust (the "Fund"), acting pursuant to Article III, Section 2, of the Fund's Declaration of Trust dated December 21, 1983, as amended and restated on December 10, 1992, hereby abolish the following named series, and the establishment and designation thereof, there being no shares of such series currently outstanding:

IVY CASH RESERVES FUND

Dated: November 29, 2006

/s/Jarold W. Boettcher	/s/Glendon E. Johnson, Jr.
Jarold W. Boettcher, as Trustee	Glendon E. Johnson, Jr., as Trustee

/s/ James D. Gressett	/s/Eleanor B. Schwartz
James D. Gressett, as Trustee	Eleanor B. Schwartz, as Trustee

/s/Joseph Harroz, Jr.	/s/Michael G. Smith
Joseph Harroz, Jr., as Trustee	Michael G. Smith, as Trustee

/s/Henry J. Herrmann	/s/Edward M. Tighe
Henry J. Herrmann, as Trustee	Edward M. Tighe, as Trustee